Calculation of Filing Fee Tables

N-2

(Form Type)

Equi Diversified Core Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Beneficial Interest	457(o)	$1,000,000	-	$1,000,000	$110.20	$110.20	_	_	_	_
Fees Previously Paid	_	_	_	_	_	_	_	_	_	_	_	_
Carry Forward Securities
Carry Forward Securities	-	_	-	_	_	_	_	_	_	_	_	_
Total Offering Amounts						$1,000,000		$110.20	-	-	-	-
Total Fees Previously Paid								-	-	-	-	-
Total Fee Offsets								-		-	-	-
Net Fee Due						$1,000,000			-	-	-	-

Table 2: Fee Offset Claims and Sources

Registrant or filer name	Form or filing type		File number	Initial filing date	Filing date	Fee offset claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offing Amount Associated with Fee Offset Claimed	Fee paid with fee offset source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	-	-	-	-	-	-	-	-	-	-	-
Fee Offset Sources	-	-	-	-	-	-	-	-	-	-	-
Rule 457(p)
Fee Offset Claims	-	-	-	-	-	-	-	-	-	-	-
Fee Offset Sources	-	-	-	-	-	-	-	-	-	-	-